Exhibit 1.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of June 5, 2024, by and among Docter Inc., a Delaware corporation (the “Company”), Aimfinity Investment Corp. I, a Cayman Islands exempted company (“Parent”), Aimfinity Investment Merger Sub I, a Cayman Islands exempted company and wholly-owned subsidiary of Parent (“Purchaser”), and Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser, Merger Sub, and the Company are parties to a certain Agreement and Plan of Merger dated as of October 13, 2023 (the “Merger Agreement”); and

WHEREAS, in accordance with the terms of Section 14.2 of the Merger Agreement, Parent, Purchaser, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein to modify the composition the PubCo’s board of directors upon and immediately following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser, Merger Sub and the Company agree as follows:

Section 1. Amendment to the Merger Agreement. Section 3.3(a) of the Merger Agreement shall hereby be deleted in its entirety and replaced with the following:

“3.3 Directors and Officers.

(a) Directors and Officers of the PubCo. Upon and immediately following the Effective Time, the PubCo’s board of directors shall consist of five (5) directors. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, two (2) directors until the second annual shareholder meeting of the PubCo that takes place after the Effective Time, and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining three (3) directors to serve until the first annual shareholder meeting of the PubCo that takes place after the Effective Time. Immediately after the Effective Time, the executive officers of Pubco shall be the Persons mutually agreed by the Parent and the Company, provided that each of them shall enter into customary employment agreement with PubCo prior to the Effective Time.”

Section 2. Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendment made hereby was originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendment shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 3. General Provisions.

(a) Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Article XIV of the Merger Agreement shall apply to this Amendment, as applicable.

(b) Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AIMFINITY INVESTMENT CORP. I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer and Chairman

AIMFINITY INVESTMENT MERGER SUB I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

AIMFINITY INVESTMENT MERGER SUB II, INC.

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DOCTER INC.

By:	/s/ Hsin-Ming Huang
	Name:	Hsin-Ming Huang
	Title:	Chief Executive Officer